Exhibit 99.1

General Cable Reports Fourth Quarter 2014 Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 4, 2015--General Cable Corporation (NYSE: BGC) reported today results for the fourth quarter ended December 31, 2014. For the fourth quarter of 2014, the Company recorded adjusted earnings per share of $0.15 and adjusted operating income of $46 million, in line with management’s guidance. For the fourth quarter of 2014, reported loss per share was $2.86 and reported operating income was $14 million. For the full year 2014, the Company generated adjusted operating cash flow of $212 million and reported operating cash flow of $134 million. See page 3 of this press release for information on the reconciliation of adjusted to reported results.

Highlights

  Fourth quarter adjusted operating income and adjusted EPS in line with management’s guidance
  Exceeded full year 2014 adjusted operating cash flow target
  Reduced net debt by $197 million and availability increased to $425 million under the Company’s North American and European based credit facility during the fourth quarter
  Completed the sale of the Company’s interest in the Philippines for cash proceeds of $67 million, a significant initial step in simplifying the Company’s portfolio and reducing operational complexity
  Continued progress on restructuring program with substantially all of the initiatives to generate savings of $75 million announced through the fourth quarter including planned actions in North America and Latin America
  Industry Week’s 2014 Best Plants in North America awarded to the Company’s Marion, Indiana facility
  Adopted SICAD II currency exchange rate in Venezuela

Gregory B. Kenny, President and Chief Executive Officer, said, “We are making significant progress on our divestiture and restructuring programs and will remain focused on the execution of these strategic initiatives to simplify our geographic portfolio, reduce complexity and lower the cost base of our core operations. The sale of our interest in the Philippines marked a very important first step in executing on our divestiture program. With the fourth quarter announcement of restructuring actions to be taken in North America and Latin America, which are anticipated to generate approximately $15 million or 20% of the total annual savings of $75 million, we have now announced substantially all planned initiatives as outlined in July 2014. We are continuing to carefully evaluate further restructuring actions in our core operations as we focus on delivering increased returns from our businesses in North America, Latin America and Europe in an ongoing difficult operating environment most recently characterized by the impact of volatile metal prices and lower oil prices. The search for the next CEO and an operations-experienced independent director is progressing under the guidance of our outside Directors.”

Brian J. Robinson, Executive Vice President and Chief Financial Officer, said, “We generated $212 million of adjusted operating cash flow for 2014 principally due to the strong management of working capital particularly inventory during the fourth quarter. We applied the proceeds from the sale of the Philippines toward the reduction of debt, a key priority for the Company. Our liquidity position is strong as availability under our North American and European based credit facility increased to $425 million. We also maintain an incremental $120 million of liquidity throughout Latin America (excluding Venezuela) including cash and various local working capital lines. We are well positioned to fund the business including working capital requirements, restructuring activities, quarterly dividends and the retirement of our $125 million senior floating rate notes due in April 2015.”

Q4 2014 versus Q4 2013

Net sales for the fourth quarter of 2014 of $1,547 million were down 6% as compared to the fourth quarter of 2013 on a metal adjusted basis. Unit volume in the Company’s core operations consisting of North America, Latin America (excluding Venezuela) and Europe was down 6% year over year principally due to lower aerial transmission cable shipments in North America and Brazil as well as weaker end market demand throughout Europe. Excluding aerial transmission cables in North America and Brazil, unit volume in the Company’s core operations increased 2% year over year principally due to demand for electric utility distribution and specialty products in North America. Adjusted operating income for the fourth quarter of 2014 of $46 million was down $5 million from the fourth quarter of 2013 (excluding Venezuela from both periods). Overall, adjusted operating income for the fourth quarter of 2014 reflects the benefit of restructuring initiatives and stronger results year over year in North America which were offset by the impact of weaker demand throughout Europe.

Q4 2014 versus Q3 2014

Net sales for the fourth quarter of 2014 increased 3% as compared to the third quarter of 2014 on a metal adjusted basis. Excluding aerial transmission cables in North America and Brazil, unit volume for the fourth quarter of 2014 in the Company’s core operations was flat as compared to the third quarter. Sequentially, adjusted operating income was down $9 million in the fourth quarter principally due to seasonal demand trends including planned factory shutdowns.

Other expense

Effective December 31, 2014, the Company adopted the SICAD II currency exchange rate of 50 bolivars per US dollar to remeasure its local balance sheet in Venezuela which resulted in a reported loss of $91 million in the fourth quarter. Excluding the impact of Venezuela, other expense was $8 million for the fourth quarter which primarily reflects mark to market losses of $3 million on derivative instruments accounted for as economic hedges (principally used to manage currency and commodity risk on the Company’s global project business), and foreign currency transaction losses of $5 million.

Liquidity - Excluding Venezuela

Net debt was $1,162 million at the end of the fourth quarter of 2014, a decrease of $197 million from the end of the third quarter of 2014. The decrease in net debt is principally due to reductions in working capital and the use of cash proceeds generated from the sale of the Company’s interest in the Philippines toward the reduction of debt. The decrease in working capital principally reflects the impact of normal seasonal trends including the achievement of aggressive inventory reduction targets and the collection of submarine turnkey project milestone payments.

First Quarter 2015 Outlook for the Company’s core operations consisting of North America, Latin America and Europe (excluding Venezuela, Asia-Pacific and Africa)

Revenues in the first quarter are expected to be in the range of $1.1 to $1.15 billion. Unit volume in the Company’s core operations is anticipated to be down mid-single digits sequentially principally due to seasonal demand trends. The Company anticipates adjusted operating income to be in the range of $10 to $25 million for the first quarter. Adjusted earnings per share are expected to be in the range of $(0.16) to $(0.01) per share for the first quarter. The Company’s first quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.60 and $0.84, respectively. The first quarter outlook does not include operating results from Venezuela nor does it include operating results from Asia Pacific and Africa. As noted in the Segment Information, the Company has recast its segments to align with its current strategy of portfolio simplification and new management structure, including presenting a new Asia Pacific and Africa reportable segment. For accounting purposes, these operations do not meet the requirement to be presented as discontinued operations.

“Overall, we anticipate a sluggish start to the year driven by the impact of typical seasonal demand trends and much lower metal prices. The first quarter is typically our slowest period of the year due to lower construction activity principally due to seasonal weather and extended holidays. The recent decline in copper and aluminum prices is expected to be a headwind to operating results in the first quarter in the range of $15 to $20 million as we sell higher weighted average cost inventory into a lower metal cost environment under our weighted average cost accounting methodology. However, if this lower metal price environment persists, we would expect to generate cash as our investment in working capital declines. While we clearly cannot control macroeconomic factors, I am very pleased with our progress on what we can control including our divestiture program and further cost reduction opportunities,” Kenny concluded.

Non-GAAP Financial Measures

Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items), adjusted operating cash flow (defined as operating cash flows before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission.

These Company-defined non-GAAP financial measures are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results and guidance reflect the removal of the impact of our Venezuelan operations on a standalone basis due to the ongoing economic and political uncertainty in that country, principally driven by the foreign currency exchange system, government-imposed profit caps/limitations and limited access to U.S. dollars for the import of raw materials. However, we expect ongoing operations in Venezuela to continue, and we cannot predict the amounts of any future income or expenses we may incur relating to our Venezuelan operations. Certain historical results of our Venezuelan operations on a standalone basis are provided in the Fourth Quarter 2014 Investor Presentation available on the Company’s website. The first quarter 2015 guidance reflects the removal of Asia Pacific and Africa operating results as we are in the process of divesting these operations and therefore cannot predict the amounts of any future operating income or expenses we may incur.

A reconciliation of adjusted operating income to reported operating income and adjusted earnings per share to reported earnings per share for the fourth quarter of 2014 and 2013 and the third quarter of 2014 is set forth in the table below. A reconciliation of adjusted operating cash flows to reported operating cash flow is included in the Company’s Fourth Quarter 2014 Investor Presentation available on the Company’s website. With respect to the Company’s expected first quarter 2015 adjusted operating income and adjusted earnings per share, the Company is not able to provide a reconciliation of these non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

A reconciliation of operating income and earnings per share to adjusted non-GAAP operating income and earnings per share follows:

	4th Quarter				3rd Quarter
	2014		2013		2014
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As reported	$14.2	$(2.86)	$65.2	$0.27	$(78.6)	$(2.55)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.09	-	0.01
Mark to market (gain) loss on derivative instruments	-	0.04	-	0.04	-	(0.03)
Restructuring and severance charges	25.5	0.36	-	-	123.8	2.55
Restatement and legal costs	3.9	0.05	4.8	0.05	2.5	0.03
Projects and insurance settlements	(17.2)	(0.21)	-	-	(5.0)	(0.06)
Brazil impairment	-	-	-	-	13.1	0.16
Gain on the sale of the Philippines	(17.6)	(0.22)	-	-	-	-
Venezuela (income)/loss(1)	37.6	2.98	(19.3)	(0.21)	(0.8)	0.18
Effective tax rate adjustment (2)	-	-	-	(0.09)	-	0.01
Total Adjustments	32.2	3.01	(14.5)	(0.12)	133.6	2.85
Adjusted	$46.4	$0.15	$50.7	$0.15	$55.0	$0.30
(1)	The fourth quarter 2014 principally reflects the impact of the non-cash asset impairment charge of approximately $43 million
(2)	Reflects an adjusted effective tax rate of 40% for the third and fourth quarters of 2014 and 45% for the fourth quarter of 2013

General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on February 5, 2015. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Net sales	$1,546.7	$1,661.3	$5,979.8	$6,421.2
Cost of sales	1,444.0	1,467.5	5,586.6	5,717.5
Gross profit	102.7	193.8	393.2	703.7
Selling, general and
administrative expenses	88.5	128.6	426.7	492.0
Goodwill impairment charge	-	-	155.1	-
Intangible asset impairment charges	-	-	98.8	-
Operating income (loss)	14.2	65.2	(287.4)	211.7
Other expense	(101.5)	(7.9)	(212.9)	(66.7)
Interest income (expense):
Interest expense	(30.7)	(34.2)	(116.3)	(124.9)
Interest income	1.5	2.2	4.5	6.9
	(29.2)	(32.0)	(111.8)	(118.0)

Income (loss) before income taxes	(116.5)	25.3	(612.1)	27.0
Income tax (provision) benefit	(22.1)	(8.9)	(8.3)	(38.8)
Equity in net earnings of unconsolidated affiliated companies	0.5	0.2	1.4	1.7
Net income (loss) including noncontrolling interests	(138.1)	16.6	(619.0)	(10.1)
Less: preferred stock dividends	-	0.1	-	0.3
Less: net income (loss) attributable to noncontrolling interest	1.1	2.8	(15.4)	7.7
Net income (loss) attributable to Company common shareholders	$(139.2)	$13.7	$(603.6)	$(18.1)

Earnings (loss) per share
Earnings (loss) per common share - basic	$(2.86)	$0.28	$(12.37)	$(0.37)
Weighted average common shares - basic	48.7	49.4	48.8	49.4
Earnings (loss) per common share-
assuming dilution	$(2.86)	$0.27	$(12.37)	$(0.37)
Weighted average common shares-
assuming dilution	48.7	50.7	48.8	49.4

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Revenues (as reported)
North America	$666.0	$676.9	$2,550.1	$2,751.6
Europe	341.4	417.2	1,330.8	1,448.7
Latin America	283.1	322.2	1,143.0	1,211.9
Asia Pacific and Africa	256.2	245.0	955.9	1,009.0
Total	$1,546.7	$1,661.3	$5,979.8	$6,421.2

Revenues (metal adjusted) (1)
North America	$666.0	$681.3	$2,550.1	$2,738.8
Europe	341.4	412.4	1,330.8	1,429.1
Latin America	283.1	317.7	1,143.0	1,192.5
Asia Pacific and Africa	256.2	239.5	955.9	987.8
Total	$1,546.7	$1,650.9	$5,979.8	$6,348.2

Metal Pounds Sold
North America	148.8	152.2	553.4	590.0
Europe	47.7	58.0	200.4	234.2
Latin America	76.5	80.1	307.5	287.9
Asia Pacific and Africa	55.1	51.1	197.4	200.9
Total	328.1	341.4	1,258.7	1,313.0

Operating Income (loss)
North America	$44.0	$22.8	$142.5	$127.5
Europe	9.5	9.9	(94.0)	(7.8)
Latin America	(43.1)	22.7	(246.6)	44.2
Asia Pacific and Africa	3.8	9.8	(89.3)	47.8
Total	$14.2	$65.2	$(287.4)	$211.7

Adjusted Operating Income (2)
North America	$31.8	$27.6	$150.2	$144.6
Europe	5.6	9.9	11.8	8.5
Latin America	3.0	3.4	(7.2)	(1.3)
Asia Pacific and Africa	6.0	9.8	26.9	48.9
Total	$46.4	$50.7	$181.7	$200.7

Return on Metal Adjusted Sales (3)
North America	4.8%	4.1%	5.9%	5.3%
Europe	1.6%	2.4%	0.9%	0.6%
Latin America	1.1%	1.1%	-0.6%	-0.1%
Asia Pacific and Africa	2.3%	4.1%	2.8%	5.0%
Total Company	3.0%	3.1%	3.0%	3.2%

Capital Expenditures
North America	$11.4	$9.7	$38.4	$33.5
Europe	1.0	1.7	9.5	14.1
Latin America	5.2	7.1	25.6	21.5
Asia Pacific and Africa	3.8	5.2	16.1	20.0
Total	$21.4	$23.7	$89.6	$89.1

Depreciation & Amortization
North America	$10.7	$11.5	$44.5	$45.1
Europe	6.4	9.3	33.2	35.8
Latin America	6.1	7.8	27.6	32.3
Asia Pacific and Africa	5.6	4.3	21.1	20.3
Total	$28.8	$32.9	$126.4	$133.5

Revenues by Major Product Lines
Electric Utility	$558.1	$626.4	$2,006.1	$2,148.5
Electrical Infrastructure	392.5	425.4	1,589.5	1,674.2
Construction	368.4	359.7	1,440.4	1,568.9
Communications	141.7	158.6	570.4	713.0
Rod Mill Products	86.0	91.2	373.4	316.6
Total	$1,546.7	$1,661.3	$5,979.8	$6,421.2
(1)	Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.

(2)

Adjusted operating income is a non-GAAP financial measure. The company is providing adjusted operating income on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income to segment adjusted operating income is provided in the appendix of the Fourth Quarter 2014 Investor Presentation, located on the Company's website.

(3)	Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2014	December 31, 2013
Current Assets:	(unaudited)
Cash and cash equivalents	$205.8	$418.8
Receivables, net of allowances of $32.0 million at December 31, 2014 and $39.2 million at December 31, 2013	1,007.0	1,171.7
Inventories	1,018.8	1,239.6
Deferred income taxes	32.4	50.2
Prepaid expenses and other	132.1	126.2
Total current assets	2,396.1	3,006.5

Property, plant and equipment, net	758.4	1,092.0
Deferred income taxes	24.8	15.8
Goodwill	26.1	184.6
Intangible assets, net	65.1	182.9
Unconsolidated affiliated companies	17.5	19.0
Other non-current assets	78.7	78.1
Total assets	$3,366.7	$4,578.9

Liabilities and Total Equity

Current Liabilities:
Accounts payable	$672.1	$870.6
Accrued liabilities	383.2	434.9
Current portion of long-term debt	403.5	250.3
Total current liabilities	1,458.8	1,555.8

Long-term debt	933.9	1,136.6
Deferred income taxes	183.0	233.8
Other liabilities	240.0	255.9
Total liabilities	2,815.7	3,182.1

Commitments and Contingencies
Redeemable noncontrolling interest	13.8	17.0

Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2014 - 48,683,493 (net of 10,126,473 treasury shares)
December 31, 2013 - 49,598,653 (net of 9,211,857 treasury shares)	0.6	0.6
Additional paid-in capital	714.8	699.6
Treasury stock	(184.3)	(155.3)
Retained earnings	208.4	847.4
Accumulated other comprehensive loss	(263.4)	(112.1)
Total Company shareholders' equity	476.1	1,280.2

Noncontrolling interest	61.1	99.6
Total equity	537.2	1,379.8
Total liabilities and equity	$3,366.7	$4,578.9

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Vice President, Finance and Investor Relations